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                                                                Exhibit 99(o)(i)

                          MATTHEWS INTERNATIONAL FUNDS

                               MULTIPLE CLASS PLAN


         This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees, including a majority of the independent trustees, of Matthews International Funds (the "Trust"). The Board has determined that the Plan is in the best interests of each Class and the Trust. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Trust.

         1. The Trust may offer two classes of shares, Class A and Class I shares.

         2. Class A shares shall be sold with a front-end sales charge of 4.95% for an investment of less than $50,000, 4.25% for investments over $50,000 but under $100,000, 3.25% for investments over $100,000 but under $250,000, 2.50%
for investments over $250,000 but under $500,000, 2.00% for investments over $500,000 but under $1,000,000. There is no sales load for investments over $1,000,000, however if such an investment be made and subsequently withdrawn within the first year a 1% redemption charge will be waived against the redemption proceeds. The Class A shares are subject to Rule 12b-1 charges. The Rule 12b-1 Plan associated with the Class A shares has two components. The first component shall be paid to Matthews International Capital Management, LLC, (the "Advisor"), First Data Distributors, Inc. (the "Distributor") or others for expenses incurred in distributing and promoting sales of Class A shares. These expenses include, but are not limited to, preparing and distributing advertisements and sales literature, printing prospectuses and reports used for sales purposes, and paying distribution, maintenance and continuing commissions to broker dealers or others in accordance with a selling agreement with the Distributor on behalf of the Trust's Class A shares. The second component is a shareholder servicing fee which shall be paid to dealers and others who have executed a servicing or other agreement with the Distribution on behalf of the Class A Shares of the Trust, for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the series on behalf of customers; forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in Class A. In no event shall the Class be charged a combined fee in excess of 0.25% per annum of its average daily net assets.

         3. The Trust's Rule 12b-1 Plans relating to Class A shares shall operate in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, section 26(d).

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         4. The only difference in expenses as between Class A and Class I shares shall relate to the existence of Class A's Rule 12b-1 Plan.

         5. There shall be no conversion features associated with Class I shares.

         6. Class A will vote separately with respect to any Rule 12b-1 Plan related to the Class.

         7. On an ongoing basis, the Trustees pursuant to their fiduciary responsibilities under the Investment Company Act of 1940, as amended, (the "Act"), and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Matthews International Capital Management, LLC (the "Advisor") and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

         8. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as defined in the Act.


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